Exhibit 5.1

August 28, 2018

Tyme Technologies, Inc.

17 State Street – 7th Floor

New York, NY 10004

Re: Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Tyme Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (as amended, the “Securities Act”), on or about the date hereof relating to an aggregate of 4,656,552 shares of the Company’s common stock, $0.0001 par value per share (“Shares”), issuable pursuant to the Company’s 2015 Equity Incentive Plan, as amended (the “2015 Plan”) and the Company’s Amended and Restated 2016 Stock Option Plan for Non-Employee Directors (the “Amended and Restated 2016 Plan” and together with the 2015 Plan, the “Plans”) and such presently indeterminate number of Shares or other securities that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Amended and Restated By-Laws, the Plans, certain minutes and resolutions of the Company’s Board of Directors relating to the Plans and the Registration Statement and such other documents and corporate records relating to the Company and the issuance of the Shares as we have deemed appropriate. In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic originals of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Company. We have also assumed the legal capacity of all natural persons. As to issues of fact material to this opinion, we have relied on representations of officers of the Company and public officials. Except as otherwise indicated, we have not undertaken any independent investigation of factual matters.

We express no opinion concerning the laws of any jurisdiction other than the federal securities laws of the United States and the General Corporation Law of the State of Delaware. For purposes of this opinion, we have assumed that a sufficient number of authorized but unissued Shares will be available for issuance when the Shares are issued.

Based on the foregoing, and consideration of such questions of law as we have deemed relevant, in our opinion the Shares have been duly authorized and, when and if issued against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable by the Company.

Please be advised that James Biehl, a director of the Company, is a partner in our firm.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. We further advise you that the opinions given herein are given as of the date hereof and are limited by facts, circumstances and laws in effect as of such date, and that by rendering these opinions, we undertake no obligation to advise you with respect to any changes therein.

Very truly yours,

/s/ DRINKER BIDDLE & REATH LLP

Drinker Biddle & Reath LLP